Exhibit 10.5
FINANCIAL ENGINES, INC.
CONSULTING AGREEMENT
     This CONSULTING AGREEMENT dated as of March 5, 1998 (the “Agreement”), is entered into by and between FINANCIAL ENGINES, INC., a California corporation (with its wholly owned subsidiary Financial Engine Advisors LLC, a Delaware limited liability company, the “Company”), and WILLIAM F. SHARPE (“Consultant”).
RECITALS:
     A. William F. Sharpe Associates, a California corporation (“WFSA”) owned by Consultant and Consultant’s spouse, has provided asset allocation advisory consulting services to California Public Employees’ Retirement System (“CalPERS”), Philip Morris (“PM”), AT&T Pension Fund (“AT&T”), United Technologies Corporation (“UT”) and Hewlett-Packard Pension Fund (“HP”) (CalPERS, PM, AT&T, UT and HP are collectively referred to as the “Specified Clients”) under Asset Allocation Advisory Agreements with such Specified Clients (the “Prior Agreements”);
     B. The Specified Clients and WFSA wish to have the Company assume and perform WFSA’s obligations under the Prior Agreements either by WFSA assigning the Prior Agreements to the Company or by terminating the Prior Agreements and the Company providing the services thereunder to the Specified Clients under new agreements to be entered into with the Specified Clients (such assigned or new contracts between the Company and the Specified Clients, along with any extensions, renewals or amendments thereof are referred to as the “Specified Agreements”);
     C. It is contemplated that Consultant will assist the Company in providing Services to the Specified Clients under the Specified Agreements;
     D. The Company may wish to provide similar services to other potential clients under other asset allocation advisory agreements (the “Other Agreements”; the Specified Agreements and the Other Agreements are collectively referred to as the “Advisor Agreements”) and the Company and Consultant may wish to provide for Consultant to assist the Company in performing under the Other Agreements;
     NOW, THEREFORE, the Company and Consultant hereby agree as follows:
     1. Consulting Relationship. During the term of this Agreement, Consultant will provide investment advisory consulting services (“Services”) to the Company in connection with the Company’s and Consultant’s performance of their respective obligations under the Specified Agreements and the Other Agreements as the parties shall agree. Consultant shall use Consultant’s commercially reasonable best efforts to perform Services in a manner reasonably satisfactory to the Company.

     2. Fees. For so long as Consultant is providing Services under this Agreement, as consideration for Services to be provided by Consultant and other obligations of Consultant hereunder, the Company will compensate Consultant as follows:
          (a) Certain Specified Agreements. With respect to Services provided pursuant to each Specified Agreement with PM, AT&T, HP and UT, the Company will pay Consultant an annual consulting fee in an amount equal to the sum of: (i) the service fees attributable to any year and collected by the Company pursuant to such Specified Agreement up to $50,000, plus (ii) 25% of the next $50,000 of service fees attributable to such year and collected by the Company under such Specified Agreement; and no more regardless of whether the Company collects any additional fees under such Specified Agreement with respect to such year.
          (b) CalPERS Agreement. With respect to Services provided pursuant to the Specified Agreement with CalPERS, the Company will pay Consultant an annual consulting fee in an amount equal to the service fees attributable to any year and collected by the Company pursuant to such Specified Agreement up to $100,000, and no more regardless of whether the Company collects any additional fees under such Specified Agreement with respect to such year.
          (c) Other Agreements with Consultant. With respect to Services provided pursuant to Other Agreements which specifically provide for the involvement of Consultant, the Company and Consultant shall negotiate in good faith the consulting fee to be paid to Consultant and other terms relating to performance of the duties by the Company and Consultant (including analytic and computational support, facilities and space to be provided to Consultant). No Other Agreement shall specifically provide for the involvement of Consultant without the express written consent of Consultant.
          (d) Other Agreements without Consultant. With respect to Services provided pursuant to Other Agreements which do not specifically provide for the involvement of Consultant, Consultant shall not be paid any consulting fee.
          (e) Payment. The Company shall pay Consultant all consulting fees due hereunder no later than 15 days following the date of receipt of immediately available funds relating to the underlying fee being paid by the client upon which Consultant’s consulting fee is based.
          (f) Records; Audit. Within 15 days after the end of each calendar month in which the Company bills or collects fees (and if relevant under the applicable Advisor Agreement, earns fees) from clients as to which consulting fees are or may be payable, the Company shall provide to Consultant reports setting forth such fees billed and collected during such calendar month. Consultant shall be permitted access to the Company’s books and records to audit such amounts. Consultant shall bear its costs in connection with any such audit; provided that if the audit establishes that the amount due Consultant is more than 10% greater than the amount paid then the Company shall reimburse Consultant for the reasonable costs (including reasonable accountants’ and/or attorneys’ fees) incurred by Consultant in connection with such audit.

     3. Expenses. Consultant shall be reimbursed by the Company for any expenses incurred on behalf of the Company provided such expenses are approved in advance by the Company’s President. As a condition to receipt of reimbursement, Consultant shall submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.
     4. Term and Termination.
          (a) Term. Consultant shall provide Services as a consultant to the Company hereunder for a period commencing on the date hereof and terminating on the date on which Consultant ceases to provide Services to the Company hereunder. Upon ten days’ advance written notice, either party may terminate Consultant’s obligation to provide Services and the Company’s obligation to pay for such Services.
          (b) Certain Terminations. Upon the termination of Consultant’s provision of Services hereunder, generally or with respect to any Specified Client, by: (i) his death, (ii) his disability, (iii) his retirement, (iv) his voluntary termination, or (v) the Company for Cause (as defined below); no additional payments shall be made by the Company to Consultant hereunder, generally or with respect to such Specified Client, respectively.
          (c) Termination without Cause. Upon the Company’s termination without Cause of Consultant’s provision of Services hereunder, generally or with respect to any Specified Client, and without terminating the Company’s Specified Agreement with such Specified Client, Consultant shall, at his election by written notice delivered to the Company within 30 days following such date of termination:
               (i) be permitted to compete with the Company in performing Services for such Specified Clients notwithstanding Section 5(a) of this Agreement; or
               (ii) be paid by the Company, for each of the periods following the date of such termination set forth below, the following respective percentages of the fees Consultant would have received under Sections 2(a), 2(b) and 2(c) of this Agreement had Consultant not been so terminated without Cause:

Period Following	Percentage
Date of Termination	of Fees
0 to 12 months	80%
13 to 24 months	60%
25 to 36 months	40%
37 to 48 months	20%
48 to 60 months	10%
; provided that if Consultant shall not have timely made an election pursuant to this Section 4(c) he shall be deemed to have elected to be treated pursuant to Section 4(c)(i).

          (d) Definition of Cause. For the purposes of this Agreement, “Cause” for Consultant’s termination will exist at any time after the happening of one or more of the following events:
               (i) Consultant’s willful misconduct or gross negligence in performance of any of his material duties hereunder, including Consultant’s refusal to comply in any material respect with the legal directives of the Company’s Board of Directors so long as such directives are not inconsistent with the Consultant’s position and duties, and such refusal to comply is not remedied within 15 working days after written notice from the Company, which written notice shall state that failure to remedy such conduct may result in termination for Cause;
               (ii) Dishonest or fraudulent conduct related to the Company’s activities, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or
               (iii) Consultant’s incurable material breach of any element of the Company’s Confidentiality Agreement, including without limitation, Consultant’s theft or other misappropriation of the Company’s proprietary information.
     5. Confidentiality Agreement; Competition.
          (a) Confirmation of Agreement. Prior to the date hereof, Consultant signed a Confidential Information and Invention Assignment Agreement substantially in the form attached to this Agreement as Annex A (the “Confidentiality Agreement”). Subject to the provisions of this Agreement, the terms thereof shall remain in full force and effect. Consultant acknowledges his obligations under Section 5(a) of the Confidentiality Agreement; provided that Consultant will not provide advisory services to Specified Clients except pursuant to or as otherwise permitted by this Agreement.
          (b) Termination by Client. Notwithstanding the provisions of the Confidentiality Agreement or Section 5(a) of this Agreement, if: (i) Consultant shall have elected to be treated pursuant to Section 4(c)(i) of this Agreement, or (ii) the Company ceases to provide Services to any Specified Client or to any client or customer under any of the Other Agreements for any reason other than Consultant’s termination for Cause; then Consultant may perform such Services for such Specified Client or other client or customer.
     6. License of Intellectual Property; Retained Rights.
          (a) Grant to Company. Consultant hereby grants to the Company an exclusive, perpetual, royalty-free license to (i) use the software, trade secrets and other intellectual property that, prior to the date hereof, have been used by Consultant to provide services to the Specified Clients under the Prior Agreements (collectively, the “Technology”) and (ii) to amend, modify and create derivative works of the Technology. Any such amendments, modifications or derivative works of the Technology shall be owned by the Company. The parties acknowledge that any software, trade secrets and other intellectual property developed by the

Company prior to the date hereof including amendments, modifications and derivative works thereof shall not constitute “Technology” under this Agreement.
          (b) General Retained Use; Limitation. Consultant shall retain the right to use the Technology licensed by Consultant to the Company hereunder but only for Consultant’s personal use and as part of Consultant’s Academic Activities (as defined in Section 3(a) of Confidentiality Agreement).
          (c) Other Permitted Uses Following Termination. Notwithstanding the limitation on use contained in paragraph (b) of this Section 6, Consultant shall have the right to use the Technology and any amendments, modifications and derivative works thereof developed by or with Consultant’s assistance, for the purpose of performing Services for Specified Clients permitted pursuant to Section 4(c)(i) or Section 5(b) of this Agreement.
     7. Support. For so long as Consultant is providing Services under this Agreement, the Company will provide Consultant with such analytical and computational support, facilities and space as the parties mutually agree shall reasonably be required for the Company and Consultant to perform properly their respective obligations under the Advisor Agreements.
     8. Compliance and Record Keeping. The Company will perform all regulatory compliance required in connection with the performance of the Company’s obligations under the Advisor Agreements, including all record keeping and storage requirements under such Advisor Agreements and under applicable law.
     9. Independent Contractor. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. Consultant in his capacity as a Consultant hereunder will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Consultant for taxes, all of which will be Consultant’s responsibility. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Consultant in his capacity as Consultant hereunder will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.
     10. Supervision of Consultant’s Services. All Services to be performed by Consultant will be as agreed between Consultant and the Company’s President. Consultant will be required to report to the President concerning Services performed under this Agreement. The nature and frequency of these reports will be left to the reasonable discretion of the President.
     11. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant warrants that Consultant has the right to disclose or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company in the course of performance of this Agreement, without liability to such third parties. Consultant represents and warrants that Consultant has not granted any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of Services required by this Agreement.
     12. Miscellaneous.
          (a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
          (b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
          (c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.
          (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of choice or conflict of laws.
          (e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
          (g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement, excluding Section 5(a) hereof, will be finally settled by binding arbitration in San Mateo County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply California law, without reference to rules of choice or conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 12(g) shall not apply to the Confidentiality Agreement. In connection with any such dispute, the prevailing party shall recover reasonable fees and disbursements of counsel to the extent deemed appropriate and ordered by the arbitrator.
          (h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
[Signature Page Follows]

     The parties have executed this Agreement as of the date first above written.

FINANCIAL ENGINES, INC.
By:	/s/ Jeffrey N. Maggioncalda
Jeffrey N. Maggioncalda President

Address: 1804 Embarcadero Road Suite 200 Palo Alto, CA 94304

/s/ William F. Sharpe
William F. Sharpe

Address: <Address> <Address>

SIGNATURE PAGE TO FINANCIAL ENGINES CONSULTING AGREEMENT

ANNEX A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT

FINANCIAL ENGINES, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
     As a condition of my acting as an advisor and director of Financial Engines, Inc., a California corporation, or by any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my advisory and director relationship with the Company, I agree to the following:
     1. Advisory Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue as an advisor to and director of, or the duration of my advisory and/or director relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any advisory or director relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”
     2. Confidential Information.
          (a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence and not to use or disclose to any person, firm or corporation, except for the benefit of the Company or with prior written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain from the Company. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), prices and costs, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s Business (as defined below) which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which was previously known to me or which has become publicly known and made generally available through no wrongful act of mine. When I communicate with employees of the Company, I will be entitled to assume that their communications will not include any Confidential Information to me unless they inform me prior to such disclosure.
          (b) Obligations to Third Parties. I have in the past provided, and continue to provide, consulting services and board of director services for several pension funds, money managers, and mutual funds as listed on Exhibit A, including a prior relationship with Wells Fargo as described thereon. I represent that, to the best of my knowledge, my activities as an advisor and director of the Company do not conflict with any of my past or ongoing obligations to any third parties, including the consulting relationships listed on Exhibit A hereto, and I have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I have not and will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party to whom I owe a confidentiality obligation.
     (c) Third Party Information of the Company. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
     3. Inventions.
          (a) Academic Interests. I am currently a full-time professor at Stanford University. I understand that I shall be able to continue to do academic research, publish and teach in the field of finance and economics, communicate with students or others and directly or indirectly in connection with these activities disseminate information other than Confidential Information into the public domain (collectively, the “Academic Activities”). In addition, I shall comply with Stanford’s policies regarding non-University activities of full time professors and the use of Stanford facilities and other matters on such activities. I have informed Michael Spence, the dean of the Stanford Graduate School of Business, in writing of my involvement with the Company and have not received any objections from Stanford to my involvement with the Company. To the best of my knowledge, I am currently in compliance with the Stanford policies, and I agree to continue to comply with such policies as long as they are applicable to me.
          (b) No Transfer of Third Parties Rights. I have done extensive consulting and academic work for various third parties, and this Agreement does not purport to transfer any rights that may belong to those third parties.
          (c) Assignment of Inventions. Subject to the provisions in Section 3(a) above, I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am an advisor and director of the Company that relate at the time of conception or reduction to practice of the invention to the Company’s Business, or actual or demonstrably anticipated research or development of the Company (collectively referred to as “Inventions”), except as provided in Section 3(f) below. I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire,” and that the Company will be the owner of all copyrights, subject to Section 3(a). The Company’s “Business” means the business of providing portfolio investment software tools and advice to individual investors. I acknowledge and agree that the Company shall be the sole vehicle through which any Inventions shall be commercialized and that the Company is entitled to all of the commercial benefits and profits arising from or incident to my activities as an advisor and director of the Company, provided however that I shall be allowed to continue to consult and hold directorships pursuant to the consulting arrangements, including those listed on Exhibit A hereto, that are permitted under Section 5(a).
          (d) Provision of Records. I agree to provide to the Company upon its reasonable request any and all notes, records or other written or recorded information that I have created and are in my possession or under my control regarding possible Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company.
          (e) Patent and Copyright Registrations. I agree to provide reasonable assistance to the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my reasonable power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any proprietary rights assigned to the Company.
          (f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B) and inventions that I may be required to assign to my employer, Stanford University, pursuant to applicable Stanford policies. I will advise the Company promptly in writing of any inventions that I believe meet the said provisions.

     4. Returning Company Documents. I agree that, upon the Company’s request, at the time of termination of my Relationship with the Company, I will deliver to the Company all originals and copies of all documents and other written information in my possession that contain any Confidential Information.
     5. Non-Competition; Solicitation of Employees, Consultants and Other Parties.
          (a) Non-Competition. In consideration of my Relationship with the Company, I agree that I will not render commercial or professional services of any nature to any person or organization that competes with the Company in the Business, whether or not for compensation, without the prior written consent of the Company’s Board of Directors (except pursuant to the consulting agreements and directorships on Exhibit A hereto). Further, I will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement shall be construed to prevent me from performing the Academic Activities or accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of corporations listed on Exhibit A hereto or on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.
          (b) Non-Solicitation. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me as a result of my Relationship, with respect to any business, products or services that are competitive to the products or services offered or under development by the Company as of the date of termination of my Relationship with the Company.
     6. Representations and Covenants.
          (a) Facilitation of Agreement. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.
          (b) Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.

          (c) Voluntary Execution. I certify and acknowledge that I have carefully read and consulted independent counsel of my choosing with respect to all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provision.
     7. General Provisions.
          (a) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.
          (b) Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.
          (c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
          (d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
          (e) Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.
     The parties have executed this Agreement on the respective dates set forth below:

FINANCIAL ENGINES, INC.	ADVISOR AND DIRECTOR

/s/ Jeffrey N. Maggioncalda Signature	/s/ William F. Sharpe William F. Sharpe

By: JEFFREY N. MAGGIONCALDA

Title: President & CEO

Date: 3/5/98	Date: March 5, 1998

EXHIBIT A
CONSULTING ARRANGEMENTS AND DIRECTORSHIPS
Advisor of Pension Funds
•	AT&T Investment Management Organization — pensions

•	United Technologies — pension fund

•	Phillip Morris — pension fund

•	California Public Employees Retirement System

•	Hewlett-Packard — pension fund
Advisor
•	Union Bank of Switzerland — institutional asset management, Zurich

•	CM Capital
Director
•	Stanford Management Company — board of directors (Stanford University endowment)

•	C*ATS Software (term ends May 1, 1997) (Any further relationship subject to prior Company approval)
Trustee
•	Trustee, Smith-Breeden — mutual funds

•	Trustee, Barr Rosenberg — mutual funds
     In addition to the consulting arrangements described above, I, through a corporation formerly known as Sharpe-Tint Inc., licensed certain software to Wells Fargo Institutional Trust Company, Wells Fargo Nikko Investment Advisors and Lawrence G. Tint (jointly and together with their respective successors and assigns “Wells Fargo”) for its use in performing money management services. To the best of my knowledge, the software licensed to Wells Fargo was not designed for use as an investment tool by individual investors, I have not disclosed any proprietary information of Wells Fargo to the Company, my activities as an advisor and director of the Company do not conflict with any rights Wells Fargo may have under the license agreements, and the Company’s pursuit of its business does not conflict with or violate any of Wells Fargo’s rights pursuant to these license agreements.

EXHIBIT B
Section 2870 of the California Labor Code is as follows:
     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
          (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

AMENDMENT TO CONSULTING AGREEMENT
     This AMENDMENT TO CONSULTING AGREEMENT, dated as of January 11, 2002 (“Amendment”), is entered into by and between FINANCIAL ENGINES, INC., a California corporation (with its wholly-owned subsidiary Financial Engine Advisors LLC, a Delaware limited liability company, the “Company”), and WILLIAM F. SHARPE (“Consultant”), and amends the CONSULTING AGREEMENT, dated as of March 25,1998 (“Agreement”), by and between the Company and Consultant.
Add the Following as Section 5(c) of the Agreement:
     (c) Consultant’s Activities. During the term of the Agreement, Consultant may wish to provide Services to other potential clients in addition to the Specified Clients. In all such instances, Consultant shall first offer to the Company the option to have Services to such additional clients provided solely through the Company. The Company agrees to accept such additional clients unless the Company in good faith determines to reject an additional client. Once accepted by the Company, such additional clients shall be treated as Specified Clients and shall be included within the definition of Specified Clients for purposes of this Agreement. With respect to each additional client accepted by the Company, Consultant shall be paid all fees up to $100,000 each year, and 25% of all fees over $100,000 each year. With respect to any additional client(s) the Company does not accept hereunder, Consultant may perform Services to those clients independent of the Company (“Separate Clients”) using the Technology, and any amendments, modifications and derivative works thereof developed by Consultant or with Consultant’s assistance for the specific purpose of performing the Services for Specified Clients or Separate Clients (the “Services Technology”). The parties hereby agree that “Services Technology” shall not include any software, trade secrets and other intellectual property developed by the Company for purposes other than the provision of Services, including amendments, modifications and derivative works thereof, whether developed prior or subsequent to the date hereof. Consultant shall not otherwise use the Company’s resources to provide Services to Separate Clients. Consultant may retain all fees received from Separate Clients in connection with the provision of Services. For as long as Consultant remains subject to this Agreement, the total number of Specified Clients and Separate Clients shall not exceed ten (10) clients.
Replace Section 6(c) of the Agreement With the Following:
     (c) Other Permitted Uses. Notwithstanding the limitation on use contained in paragraph (b) of this Section 6 or in the Confidentiality Agreement, Consultant shall have the right to use the Services Technology as follows:
(i)	while Consultant is subject to this Agreement, for the purpose of performing Services for Specified Clients or Separate Clients permitted pursuant to Section 4(c)(i), Section 5(b) or Section 5(c), and

(ii)	after termination of this Agreement, (unless the Agreement is terminated as the result of a voluntary termination by Consultant without a good faith belief on the part of Consultant that the Company cannot or will not adequately provide Services), for the purpose of performing Services to an unlimited number of clients either as an individual or through a corporation majority owned by Consultant to which Consultant may assign his rights hereunder for the purposes permitted by this Section 6(c), subject to Section 4(ii) with respect to Specified Clients if Consultant chooses to be governed by that section with respect to Specified Clients only.
Add the Following as Section 6(d) of the Agreement:
     (d) License Limitation. Consultant and the Company hereby confirm that the license granted to the Technology in the Agreement was and is for the limited purpose of providing advisory consulting services and that the Technology has been, and will be used by the Company only for the purpose of providing advisory consulting services.
     Other than as expressly amended above, the Agreement remains in full force and effect. The parties have executed this Amendment as of the date first written above.

FINANCIAL ENGINES, INC.
By:	/s/ Jeffrey N. Maggioncalda
Jeffrey N. Maggioncalda
President
Address: 1804 Embarcadero Road, Suite 200 Palo Alto, California 94304

/s/ William F. Sharpe
William F. Sharpe
Address: <Address> <Address>